Exhibit 3.2

AMENDED AND RESTATED BY-LAW NO. 1

A by-law relating generally to the transaction of the business and affairs of

XENON PHARMACEUTICALS INC.

ARTICLE 1

INTERPRETATION

1.1	Definitions.

In this Amended and Restated By-Law No. 1, unless the context otherwise requires, the following terms shall have the following meanings, respectively:

(a)	“Act” means the Canada Business Corporations Act, including the regulations thereunder, as amended from time to time;

(b)	“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada and the United States of America and relevant state thereof, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority, as amended

(c)	“Articles” shall mean the articles of the Corporation, as may be amended from time to time;

(d)	“Board” means the board of directors of the Corporation;

(e)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the Province of British Columbia.

(f)	“By-law No. 1” means this amended and restated By-law No. 1, as may be amended from time to time;

(g)	“By-laws” means this By-law No. 1 and all other by-laws of the Corporation from time to time in force and effect;

(h)	“Corporation” means Xenon Pharmaceuticals Inc.;

(i)	“Public Announcement” means disclosure by a press release disseminated through a national news service in Canada or the United States of America, or in a document publicly filed by the Corporation under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com or on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR System) at www.sec.gov or such other means as may be prescribed under Applicable Securities Laws; and

(j)	“Shareholders’ Meetings” means the annual meetings of shareholders and the special meetings of shareholders.

Terms used herein that are defined in the Act and not defined herein shall have the meanings given to those terms in the Act. Words importing a singular number include the plural and vice versa. Words importing gender include all genders. Words importing a person include an individual, partnership, association, body corporate, trustee, executor, administrator and legal partnership.

ARTICLE 2

OFFICES

2.1	Registered Office.

The registered office of the Corporation shall be in the province within Canada specified in the Articles and at such place and address therein as the Board may from time to time determine.

2.2	Additional Offices.

The Corporation may, in addition to its registered office, have such other offices and places of business, both within and outside of Canada, as the Board may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE 3

SHAREHOLDER MEETINGS

3.1	Annual Meetings.

Subject to the Act, the annual meeting of shareholders shall be held at such place or manner and at a time and on such date as shall be determined by the Board and stated in the notice of the meeting.

3.2	Special Meetings.

Subject to the Act, special meetings of shareholders, for any purpose or purposes, may be called by the Board and shall be held at such place or manner and at a time and on such date as shall be determined by the Board and as stated in the notice of the meeting.

3.3	Electronic Meetings.

If authorized by the Board in its sole discretion, and subject to the Act and such guidelines and procedures as the Board may adopt, shareholders and proxyholders not physically present at an annual meeting of shareholders or special meeting of shareholders may, by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, if the Corporation makes available such a communication facility:

(a)	participate in a Shareholders’ Meeting; and

(b)	be deemed present in person and vote at a Shareholders’ Meeting, whether such meeting is to be held at a designated place or solely by means of a telephonic, electronic or other communication facility, provided that such meeting is held in accordance with the Act and related regulations and any policy and guidelines approved by the Board.

3.4	Notice.

Notice of each Shareholders’ Meeting stating the place, date, and time of the meeting, and the means of communication facility, if applicable, by which shareholders and proxyholders may participate in such meeting, shall be sent to each shareholder entitled to vote thereat, to each director, and to the auditor of the Corporation not less than 21 days nor more than 60 days before the date of the meeting, or within such other period as may be prescribed by the Act. The notice shall state the nature of the business to be transacted at the meeting.

If a Shareholders’ Meeting is adjourned for less than 30 days, it is not necessary to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned.

3.5	Quorum.

At the commencement of any Shareholders’ Meeting, the presence, in person or by proxy, of the holders of the shares in the capital of the Corporation representing not less than 33 1⁄3% of the shares entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of shares voting as a class, the holders of shares representing not less than 33 1⁄3% of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

3.6	Adjournments.

(a)	Adjournments for less than 30 days. Any Shareholders’ Meeting may be adjourned by the Chair of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. If the meeting is adjourned for less than 30 days, notice need not be given of any such adjourned meeting other than by announcement at the earliest meeting that it is adjourned.

(b)	Adjournments for 30 days or more. If the adjournment is for 30 days or more, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given as for an original meeting and unless required under the Act, solicitation of proxies will not be mandatory.

(c)	Adjourned Meetings. At the adjourned meeting, the shareholders, or the holders of any class or series of shares entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the original meeting was adjourned for lack of a quorum, at the adjourned meeting, the shareholders present in person or their duly appointed proxyholders so present shall form the quorum whatever the number of shares represented. If the original meeting was adjourned for any other reason, the quorum requirement for the adjourned meeting shall be the same as that for the original meeting.

3.7	Conduct of Meetings.

(a)	Appointment of Chair. The Chair of each Shareholders’ Meeting shall be such person as may be appointed by the Board or, if no such person is appointed or such appointed person is unable or unwilling to so act, the Chair of the Board or, if the Chair of the Board is unable or unwilling to so act, the Chief Executive Officer or, if the Chief Executive Officer is unable or unwilling to so act, one of the directors present as may be chosen by the persons present and entitled to vote at such Shareholders’ Meeting or, if no such director is present or willing to act, provided that such Shareholders’ Meeting has been duly called and convened, any person present as may be chosen by the persons present and entitled to vote at such Shareholders’ Meeting.

(b)	Procedures. The Board may adopt such rules and regulations for the conduct of the Shareholders’ Meeting as it shall deem appropriate. Except to the extent inconsistent with the By-laws or such rules and regulations as adopted by the Board, the Chair of any Shareholders’ Meeting shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the Chair of the meeting, may include, without limitation, the following:

(i)	the establishment of an agenda or order of business for the meeting;

(ii)	rules and procedures for maintaining order at the meeting and the safety of those present;

(iii)	limitations on attendance at or participation in the meeting to those persons entitled to be present; and

(iv)	restrictions on entry to the meeting after the time fixed for the commencement thereof.

3.8	Persons Entitled to be Present.

The only persons entitled to be present at a Shareholders’ Meeting shall be those persons entitled to vote thereat, the directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the Articles or the By-laws to be present at the meeting. Any other person may be admitted only on the invitation of the Chair of the meeting.

ARTICLE 4

SHAREHOLDER VOTING

4.1	Voting Lists.

For each Shareholders’ Meeting, the Corporation shall prepare, or shall cause to be prepared a complete list of the shareholders entitled to receive notice and/or vote, as applicable in accordance with the Act and applicable laws.

4.2	Manner of Voting.

At any Shareholders’ Meeting, every shareholder entitled to vote may vote in person or by proxy. Any question at a Shareholders’ Meeting shall be decided by a show of hands unless a ballot is required by the Chair of the meeting or requested by a shareholder or proxyholder entitled to vote at the meeting. Upon a show of hands every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands has been taken upon a question, unless a ballot is so required or requested, a declaration by the chair of the meeting that the vote has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be, in the absence of evidence to the contrary, proof of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution.

4.3	Ballot.

On any question proposed for consideration at a Shareholders’ Meeting, and whether or not a show of hands has been taken thereon, the Chair may require, or any shareholder or proxyholder entitled to vote at the meeting may request, a ballot. A ballot so required or requested shall be taken in such manner as the Chair shall direct. A requirement or request for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken, each person present as shareholder or proxyholder shall be entitled, in respect of the shares which each person is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the Articles, and the result of the ballot so taken shall be the decision of the shareholders upon that question.

4.4	Electronic Voting.

(a)	Electronic Voting Permitted. Notwithstanding Section 4.2, any person participating in a Shareholders’ Meeting by a telephonic, electronic or other communication facility and entitled to vote at the meeting may vote by means of any telephonic, electronic or other communication facility that the Corporation has made available for that purpose.

(b)	Communication Facility. Any vote referred to in Section 4.2 or Section 4.3 may be held entirely by means of a telephonic, electronic or other communication facility if the Corporation makes available such a communication facility, provided, in each case, that the facility:

A.	enables the votes to be gathered in a manner that permits their subsequent verification; and

B.	permits the tallied votes to be presented to the Corporation without it being possible for the Corporation to identify how each shareholder or group of shareholders voted.

4.5	Proxies.

(a)	Appointment of Proxyholders. A shareholder entitled to vote at a Shareholders’ Meeting may by means of a proxy appoint a proxyholder or one or more alternate proxyholders, who are not required to be shareholders, to attend and act at the meeting in the manner and to the extent authorized by the proxy and with the authority conferred by the proxy. A proxy shall be executed by the shareholder or by the shareholder’s attorney authorized in writing. A proxy is valid only at the meeting in respect of which it is given or any adjournment thereof.

(b)	Deposit of Proxies. The Board may specify in a notice calling a Shareholders’ Meeting a time, preceding the time of such meeting by not more than 48 hours, exclusive of non-Business Days, before which time proxies to be used at such meeting must be deposited with the Corporation or its agent specified in such proxy, in accordance with the instructions set forth in such proxy. Unless otherwise determined by the Board, a proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited in accordance with the instructions set forth in the proxy or, if no such time is specified in the proxy, it shall have been received by the Corporate Secretary of the Corporation or by the Chair of the meeting or any adjournment thereof prior to the commencement of such meeting.

(c)	Revocation of Proxies. A shareholder may revoke a proxy by depositing, in the manner for the deposit of proxies set forth in the proxy or related proxy materials, an instrument in writing executed by the shareholder or the shareholder’s attorney authorized in writing at the registered office of the Corporation at any time up to and including the last Business Day preceding the day of the meeting, or an adjournment thereof, at which the proxy is to be used or with the Chair of the meeting on the day of the meeting or an adjournment thereof.

4.6	Adjournments.

Any meeting of shareholders, annual or special, may be adjourned by the Chair of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, place, if any, thereof, and the means of telephonic, electronic or other communication facility, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the earliest meeting that is adjourned. At the adjourned meeting, the shareholders, or the holders of any class or series of shares entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for 30 days or more, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting and, unless required under the Act or Applicable Securities Laws, solicitation of proxies will not be mandatory. If the original meeting was adjourned for lack of a quorum, at the adjourned meeting, the shareholders present in person or their duly appointed proxyholders so present shall form the quorum whatever the number of shares represented. If the original meeting was adjourned for any other reason, the quorum requirement for the adjourned meeting shall be the same as that for the original meeting.

ARTICLE 5

DIRECTORS

5.1	Powers.

The business and affairs of the Corporation shall be managed or supervised under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles or by the By-laws required to be exercised or done by the shareholders.

5.2	Election and Term.

The directors shall be elected at each annual meeting of shareholders to hold office until the next annual meeting or until their respective successors are elected or appointed, subject to earlier death, resignation, retirement, disqualification or removal.

5.3	Number and Vacancies.

The number of directors shall be as set out in the articles of the Corporation and if the articles of the Corporation provide for a minimum and maximum number of directors, the actual number of directors from time to time shall be determined by the Board. Subject to the Act, where a vacancy occurs in the Board for any reason, including an increase in the number of directors, death, resignation, retirement, disqualification, removal or other cause, and a quorum of directors remains, the directors remaining in office may appoint a qualified person to fill the vacancy for the remainder of the term of the vacant seat.

5.4	Remuneration.

The Board shall have the authority to fix the remuneration of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as determined by the Board in connection with their service as a director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee and any other compensation the Board shall determine in connection with their service on such committees of the Board.

5.5	Advance Notice for Nomination of Directors.

(a)	Meetings of Shareholders. Subject to the Act, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of the Corporation may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors:

(i)	by or at the direction of the Board, including pursuant to a notice of meeting;

(ii)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of the shareholders made in accordance with the provisions of the Act; or

(iii)	by any person (a “Nominating Shareholder”): (a) who, at the close of business on the date of the giving of the notice provided for below in this Section 5.5 and at the close of business on the record date for notice of such meeting, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence satisfactory to the Corporation of such beneficial ownership; and (b) who complies with the notice procedures set forth in this Section 5.5.

(b)	Timely Notice. In addition to the other requirements for nominations set forth in this Section 5.5 and under applicable laws, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Corporate Secretary of the Corporation at the principal executive office of the Corporation. To be timely, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must be made:

(i)

in the case of an annual meeting of shareholders, not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date

(the “Notice Date”) on which the first Public Announcement of the date of the annual meeting was made, notice by the Nominating Shareholder must be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(ii)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first Public Announcement of the date of the special meeting of shareholders was made.

The time periods for the giving of a Nominating Shareholder’s notice set forth above shall in all cases be determined based on the original date of the applicable annual meeting or special meeting of shareholders.

In no event shall any adjournment or postponement of a Shareholders’ Meeting or the announcement thereof commence a new time period for the giving of a Nominating Shareholder’s notice as described above.

(c)	Proper Written Form. To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary must set forth the following information and include a certification by the Nominating Shareholder that all information contained in the Nominating Shareholder’s notice contains no untrue statement of material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and a certification by the person that the Nominating Shareholder is proposing to nominate for election as a director (the “Proposed Nominee”) that the information in relation to him/her as contained in the Nominating Shareholder’s notice is true and accurate:

(i)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director:

A.	the name, age, business address and residential address of the person;

B.	the principal occupation or employment of the person for the most recent five years, and the name and principal business of any Company in which any such employment is carried on;

C.	the citizenship and place of residence of such person;

D.	the class or series and number of shares in the capital of the Corporation which are controlled or which are owned beneficially or of record by the person as of the record date for the Shareholders’ Meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

E.	any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws; and

F.	such person’s written consent to being named in the notice as a nominee and to serving as a director of the Corporation if elected.

(ii)

as to the Nominating Shareholder giving the notice: (A) the name and address of such Nominating Shareholder, as they appear on the securities register of the Corporation; (B) the number of securities of each class or series of securities of the Corporation owned of record and beneficially by, or under the control or direction of, directly or indirectly, such Nominating Shareholder; (C) full particulars regarding any agreement, arrangement or understanding with respect to the nomination between or among such Nominating Shareholder, any of their respective affiliates or associates, and any others acting jointly or in concert with any of the foregoing, including the nominee; (D) full particulars regarding any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the notice by, or on behalf of, such Nominating Shareholder, whether or not such instrument or right shall be subject to settlement in underlying securities of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Nominating Shareholder with respect to securities of the Corporation; (E) full particulars regarding any proxy, contract, agreement, arrangement or understanding pursuant to which such Nominating Shareholder has a right to vote or direct or control the voting of any securities of the Corporation; and (F) any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below).

A.	The Corporation may require any proposed nominee to furnish such other information and documents as may reasonably be required by the Corporation to (A) determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence and/or qualifications in respect of financial literacy, or lack thereof, of such proposed nominee, or (B) satisfy the requirements of the Act, the Applicable Securities Laws and applicable stock exchange rules.

B.	In addition, a Nominating Shareholder’s notice (including but not limited to related certification) shall be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting.

(d)	Eligibility for nomination. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this Section 5.5; provided, however, that nothing in this Section 5.5 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a Shareholders’ Meeting of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act or at the discretion of the Chair. The Chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the By-laws and, if any proposed nomination is not in compliance with the By-laws, to declare that such defective nomination shall be disregarded.

(e)	Notice. Notwithstanding any other provision of this By-law, a Nominating Shareholder’s notice given to the Corporate Secretary of the Corporation pursuant to this By-law may only be given by personal delivery, facsimile transmission or by email (at such email address as may be stipulated from time to time by the Corporate Secretary of the Corporation for purposes of such notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Corporate Secretary at the address of the principal executive office of the Corporation; provided that if such delivery or electronic communication is made on a day which is a not a Business Day or later than 5:00 p.m. (Eastern Standard Time) on a day which is a Business Day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a Business Day.

(f)	Waiver of requirement. Notwithstanding any other provision in this Section 5.5, the Board may, in its sole discretion, waive any requirement in this Section 5.5.

(g)	No right for inclusion of details in Management Proxy Circular of the Corporation. Compliance with the notice and nomination procedure set out in this section 5.5 shall not result in any obligation or requirement on the Corporation to include the name the person nominated by the Nominating Shareholder or any other information provided by such Nominating Shareholder in the management proxy circular for any Shareholders’ Meeting or any other disclosure documents of the Corporation.

ARTICLE 6

BOARD MEETINGS

6.1	Meetings.

(a)	Calling of Board Meeting. The Board shall meet at least annually and may meet more frequently as needed. Meetings of the Board may be called by the Chair of the Board, the Chief Executive Officer, or any two directors, as the case may be, and shall be held at such time, date and place as may be determined by the person calling the meeting, subject to the quorum requirements being satisfied.

(b)	Notice of Board Meeting. Notice of each meeting of the Board shall be given to each director (i) not later than the day before the meeting if such notice is given by hand delivery or by means of a form of electronic document; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through ordinary mail. If the Corporate Secretary shall fail or refuse to give such notice, then the notice may be given by the individual(s) who called the meeting. Any director may at any time waive the provision of the notice in accordance with Article 11.

(c)	Except as required by the Act, a notice of meeting need not specify the purpose of or the business to be transacted at the meeting.

(d)	Notwithstanding Section 6.1(a), a special meeting may be held at any time without notice if all of the directors are present or if those not present waive notice of the meeting in accordance with Article 11.

6.2	Quorum

A majority of the members of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board.

6.3	Adjournment

If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than the announcement at the meeting, of the time and place of the reconvening of the meeting, until a quorum is present.

6.4	Voting.

(a)	No Tie-breaking vote. Each director is entitled to one vote on each matter. At all meetings of the Board every question will be decided by a majority of the votes cast on the question; if the Board considers any action that results in an equal number of the directors at the meeting voting for and against the action, then in such case, the Chair of the Board shall not be entitled to cast a tie-breaking vote with respect to such action.

(b)	Electronic Voting. Subject to the Act, a director participating in a meeting by a telephonic, electronic or other communication facility may vote by any reasonable means (including verbal assent) given the nature of such communication facility.

6.5	Organization.

The Chair of each meeting of the Board shall be the Chair of the Board (or if such person is absent or unable to so act), the Chief Executive Officer (if he or she shall be a director) or, if such person is absent or unable to so act or if the Chief Executive Officer is not a director, a Chair elected from the directors present. The Corporate Secretary shall act as secretary of all meetings of the Board. If such person is absent (or unable to so act) an Assistant Secretary shall be appointed to act as secretary of a meeting of the Board by the Chair of the meeting. If such person is absent (or unable to so act) Chair of the meeting may appoint any person to act as secretary of the meeting.

6.6	Action by the Board.

The powers of the Board may be exercised at a meeting at which a quorum is present or by resolution in writing signed by all of the directors entitled to vote on that resolution at a meeting of the Board or a meeting of a committee of the Board, as applicable. That resolution may be signed in counterparts each consented to in writing by one or more directors or one or more members of a committee of the Board, as the case may be, which together shall be deemed to constitute one resolution. Where there is a vacancy on the Board, the remaining directors may exercise all the powers of the Board so long as a quorum remains in office.

6.7	Delegation.

Subject to the Act, the Board may from time to time delegate to a director, a committee of directors, an officer or such other person or persons so designated by the Board all or any of the powers conferred on the Board by the By-laws or by the Act to such extent and in such manner as the Board shall determine at the time of each such delegation.

ARTICLE 7

COMMITTEES OF DIRECTORS

7.1	Establishment.

The Board may designate one or more committees, each committee to consist of one or more of the directors. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, change the membership of, or dissolve any such committee.

7.2	Available Powers.

Any committee established by the Board, subject to the limitations prescribed by applicable law or otherwise prescribed by the Board in that committee’s mandate or charter approved by the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

7.3	Alternate Members.

The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.

7.4	Procedures.

Unless the Board otherwise provides or as set out in that committee’s mandate or charter, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee.

Unless the Board otherwise provides and except as provided in this By-law, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall, to the extent applicable, conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article 6 of this By-law.

ARTICLE 8

OFFICERS

Subject to the Act, the Board may designate the offices of the Corporation, appoint as officers persons of full capacity, specify their duties and delegate to them powers to manage the business and affairs of the Corporation.

ARTICLE 9

SHARES

9.1	Registered Shareholders.

The Corporation may, subject to the Act, treat a registered owner of shares of the Corporation as the person exclusively entitled to vote, receive notices, receive any interest, dividend or other payments, and otherwise to exercise all the rights and powers of an owner of such shares.

9.2	Regulations.

The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of the Corporation or certificates representing shares of the Corporation.

9.3	Transfer Agent and Registrar.

The Board may appoint or remove a transfer agent or a registrar and one or more branch transfer agents or registrars for the shares of the Corporation.

ARTICLE 10

INDEMNIFICATION

10.1	Indemnification.

The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, to the fullest extent permitted by the Act and if the Corporation has entered into an indemnification agreement with any director or officer of the Corporation, the terms of such indemnification agreement will govern the indemnification arrangement by the Corporation for such director or officer.

10.2	Limitation of Liability.

To the extent permitted by law, no director or officer shall be liable for:

(a)	the acts, receipts, neglects or defaults of any other director, officer, employee or agent of the Corporation or any other person;

(b)	any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by, for, or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be loaned out or invested;

(c)	any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation, including any person, firm or corporation with whom any moneys, securities or other assets belonging to the Corporation shall be lodged or deposited;

(d)	any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation; or

(e)	any other loss, damage or misfortune whatever which may happen in the execution of the duties of the director’s or officer’s respective office or in relation thereto,

unless the same shall happen by or through the director’s or officer’s failure to exercise the powers and to discharge the duties of the director’s or officer’s office honestly and in good faith with a view to the best interests of the Corporation, provided that nothing herein contained shall relieve a director or officer from the duty to act in accordance with the Act or relieve such director or officer from liability for a breach of the Act. If the Act is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors and officers, then the liability of a director or officer of the Corporation shall be limited or eliminated to the fullest extent permitted by the Act, as so amended. Any repeal or amendment of this Article 10 by the shareholders of the Corporation or by changes in law, or the adoption of a new by-law inconsistent with this Article 10 shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

10.3	Indemnification of Others.

Subject to the Act, the Corporation may, to the extent authorized from time to time by the Board, indemnify and advance expenses to such other persons as the Board may determine.

10.4	Insurance.

Subject to the Act, the Corporation may, to the extent authorized from time to time by the Board, purchase and maintain insurance for the benefit of any persons as the Board may from time to time determine:

10.5	Indemnities Not Exclusive.

Each of the provisions of this Article 10 shall be in addition to and not in substitution for or derogation from any rights to which any director or officer of the Corporation, former director or officer of the Corporation or any individual who acts or acted at the Corporation’s request as a director or officer, or any individual acting in a similar capacity, of another entity, may otherwise be entitled.

ARTICLE 11

NOTICES

A notice or document required by the Act, the Articles or the By-laws to be sent to a shareholder, director, officer, auditor or member of a committee of the Board may be:

(a)	sent by prepaid mail or delivered personally to such person; or

(b)	sent, delivered or provided by electronic means to such person to the extent permitted by the Act.

ARTICLE 12

BORROWING AND BANKING POWERS

12.1	Banking Arrangements.

The banking business of the Corporation, or any part or division of the Corporation, shall be transacted with such bank, trust company or other firm or body corporate as the Board may designate, appoint or authorize from time to time and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more officers or other persons as the Board may designate, direct or authorize from time to time and to the extent thereby provided.

12.2	Borrowing.

(a)	Borrowing. Without limiting the general powers of the Board as provided in the Act and in the By-laws, the Board may from time to time, without authorization of the shareholders, on behalf of the Corporation:

(i)	borrow money on the credit of the Corporation;

(ii)	issue, reissue, sell, pledge or hypothecate debt obligations of the Corporation;

(iii)	give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

(iv)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

ARTICLE 13

MISCELLANEOUS

13.1	Dividends.

(a)	Subject to the Act, the Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property, fully paid shares of the Corporation or such other form as the Board may determine) to the shareholders.

(b)	Any dividend unclaimed after a period of two years from the date on which the dividend has been declared to be payable shall be forfeited and shall revert to the Corporation.

13.2	Financial Year.

The financial year of the Corporation shall be fixed by the Board.

13.3	Seal.

The Corporation may have a seal which shall be in such form as shall from time to time be adopted by the Board. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

13.4	Books and Records.

The books and records of the Corporation shall be at the registered office of the Corporation or at such place or places in Canada as may from time to time be designated by the Board.

13.5	Securities of Other Corporations.

Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chair of the Board, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Corporate Secretary or any Vice President. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

13.6	Execution of Instruments.

Unless otherwise authorized by the Board, deeds, transfers, assignments, contracts, obligations, certificates and other instruments may be signed on behalf of the Corporation by any director or officer of the Corporation. Any signing officer may affix the corporate seal to any instrument requiring the same, but no instrument is invalid merely because the corporate seal is not affixed thereto.

Notwithstanding the foregoing, the Board may from time to time direct the manner in which, and the person or persons by whom, any particular instrument or class of instruments may or shall be signed.

13.7	Omissions and Errors.

The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the Board or the non-receipt of any notice by such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to the notice or otherwise founded thereon.

13.8	Persons Entitled by Death or Operation of Law.

Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share shall be bound by every notice in respect of the share which shall have been duly given to the shareholder from whom he derives his title to the share prior to his name and address being entered on the securities register (whether the notice was given before or after the happening of the event upon which he became so entitled) and prior to his furnishing to the Corporation the proof of authority or evidence of his entitlement prescribed by the Act.

13.9	Invalidity.

The invalidity or unenforceability of any provision of this By-law No. 1 shall not affect the validity or enforceability of the remaining provisions of this By-law No. 1.

13.10 Effective	Date.

This By-law No. 1 shall come into force upon approval by the Board or on a future date as specified by the Board upon approval of this By-law No. 1.

13.11 Repeal.

All previous by-laws of the Corporation which are inconsistent with this By-law No. 1 are repealed as of the coming into force of this By-law No. 1. Such repeal shall not affect the previous operation of any by-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under, or the validity of any contract or agreement made pursuant to, or the validity of any articles or predecessor charter documents of the Corporation obtained pursuant to, any such by-law prior to its repeal. All officers and persons acting under any by-law so repealed shall continue to act as if appointed under the provisions of this By-law No. 1 and all resolutions of the shareholders or the Board or a committee of the Board with continuing effect passed under any repealed by-law shall continue good and valid except to the extent inconsistent with this By-law No. 1 and until amended or repealed.

The foregoing Amended and Restated By-law No. 1 is made a by-law of the Corporation by the Board of directors as of                     .

Chief Executive Officer